Exhibit 16.1

December 4, 2014

U.S. Securities and Exchange Commission

Office of the Chief Accountant

450 Fifth Street, NW

Washington, DC 20549

RE:	UV Flu Technologies, Inc.

File No. 000-53306

Change in Certifying Accountant

Dear Sir or Madam:

The firm of Samyn & Martin, LLC was previously principal certifying accountant for UV Flu Technologies, Inc. (the “Company”) and reported on the financial statements of the Company for the year ended September 30, 2013 and 2012. We have read Item 4.01 of Form 8-K of the Company and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Samyn & Martin, LLC

Samyn & Martin, LLC

411 Valentine Road, Suite 300

Kansas City, Missouri 64111